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Exhibit 21.1

Subsidiaries of the Company

Name of Subsidiary	Jurisdiction of Incorporation, Organization or Formation
GNC Parent LLC	Delaware
GNC Corporation	Delaware
General Nutrition Centers, Inc.	Delaware
GNC Funding, Inc.	Delaware
General Nutrition Corporation	Pennsylvania
General Nutrition Investment Company	Arizona
GNC Puerto Rico, Inc.	Puerto Rico
General Nutrition Centres Company	Canada (Nova Scotia)
GNC China Holdco, LLC	Delaware
GNC Columbia SAS	Columbia
GNC Transportation, LLC	Pennsylvania
GNC Hong Kong Limited	Hong Kong

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  Exhibit 21.1
Subsidiaries of the Company